Exhibit 3.3

Board of Directors Regulations

Yoshitsu Trading Co.

Article 1 (Purpose)

This regulation stipulates the operation of the Company's Board of Directors and the matters to be discussed.

2. Matters concerning the Board of Directors of the Company shall be as stipulated by laws and regulations and the Articles of Incorporation, as well as by these regulations.

Article 2 (Structure)

The Board of Directors consists of all Directors.

2. The Auditors must attend meetings of the Board of Directors and express their opinions when deemed necessary.

Article 3 (authority)

Regarding matters related to the Board of Directors of the Company, matters stipulated in laws and regulations and the Articles of Incorporation, as well as matters related to important operations such as basic management policies, are resolved, and reports on the execution of duties are received from Directors and Executive Officers.

Article 4 (Obligations and Responsibilities)

The Board of Directors is obliged to supervise the execution of duties by Directors and is jointly responsible for the results of the execution of duties by Directors made based on resolutions of the Board of Directors.

Article 5 (Relationship with Audit Committee members)

When any Director discovers a fact that may cause significant damage to the Company, he / she must immediately report it to the Audit Committee members.

2. If any Director commits or may commit an act in violation of laws and regulations or the Articles of Incorporation, the Corporate Auditors must report such fact to the Board of Directors.

3. In the event that any act of any Director set forth in the preceding paragraph is likely to cause significant damage to the Company, the Corporate Auditors may demand that such Director cease and desist from such act.

Article 6 (Meetings of the Board of Directors)

Meetings of the Board of Directors shall be regular meetings of the Board of Directors and special meetings of the Board of Directors.

2. Regular meetings of the Board of Directors shall be held once a month in principle.

3. Special meetings of the Board of Directors shall be held whenever necessary

Article 7 (Convener)

Meetings of the Board of Directors shall be convened by the President. However, in the event that the President is unable to do so, another Director shall convene a meeting of the Board of Directors in the order previously determined by the Board of Directors.

2. Each Director may request a meeting of the Board of Directors to be convened by indicating the matters to be discussed at the meeting to the person entitled to convene the meeting.

3. Each Corporate Auditor may request the person entitled to convene a meeting of the Board of Directors when deemed necessary under the provisions of laws and regulations.

4. If a notice of convocation of a meeting of the Board of Directors with a date within two weeks from the date of the request is not issued within five days from the date of the request as set forth in the preceding two paragraphs, the Director or Corporate Auditor who made the request may convene a meeting of the Board of Directors.

Article 8 (Convocation Procedure)

The notice of convocation of the Board of Directors shall be given to each Director at least 3 days before the date of the meeting, indicating the date, place and agenda. However, this period can be shortened if there is an urgent need.

2. The notice set forth in the preceding paragraph may be omitted with the unanimous consent of the Directors and Corporate Auditors.

Article 9 (Chair)

The President shall chair the Board of Directors meetings. However, in the event that the President is unable to act, another Director shall act as Chairman in accordance with the order previously determined by the Board of Directors.

2. If a meeting of the Board of Directors is convened by a Director who does not have the authority to convene such a meeting, the Director who convened the meeting shall act as Chairman.

3. If a Director who is the Chairman of a meeting of the Board of Directors has a special interest in a matter to be discussed at the meeting, another Director shall preside over the meeting in the same manner as if the Chairman were unable to act.

Article 10 (Resolution method)

Resolutions of the Board of Directors shall be taken by a majority of the Directors who participate in the votes.

2. Notwithstanding the foregoing if all of the Directors (limited to those who may participate in the voting on the matters to be resolved) have expressed their consent to the proposal in writing or by electromagnetic record, it shall be deemed that a resolution of the Board of Directors has been adopted to accept the proposal. However, this shall not apply in the event that any Corporate Auditor raises an objection to such proposal.

3. Directors who have a special interest in the matters to be resolved at a meeting of the Board of Directors may not participate in the voting. In this case, the number of such Directors shall not be counted in the number of Directors set forth in Paragraph 1.

Article 11 (Prohibition of voting agent)

Directors may not exercise their voting rights by proxy.

Article 12 (Matters to be resolved)

The Board of Directors shall pass resolutions on the matters listed in the attached table and on the matters set forth in the "Job Authority Standards Table" separately provided. However, that the resolutions of the General Meeting of Shareholders shall be required for the matters requiring such resolutions.

Article 13 (Execution of business)

Executive Officers decide the execution of daily operations of the Company. However, this does not apply to items that require a resolution of the Board of Directors.

Article 14 (Matters to be reported)

Matters to be reported to the Board of Directors shall be in accordance with the matters stipulated in laws and the "Job Authority Standards Table" stipulated separately.

Article 15 (Attendance of related parties)

The Board of Directors may, as necessary, invite persons other than Directors and Corporate Auditors to attend the meeting and request their opinions or explanations.

Article 16 (Minutes)

Minutes of the proceedings of the Board of Directors shall be prepared, the procedure of the proceedings and the results thereof shall be described or recorded, and the attending Directors shall sign or electronically sign.

2. If there is any dissenting opinion at the Board of Directors, state that fact in the minutes.

Article 17 (Report to absentees)

The Board of Directors shall distribute a copy of the minutes and materials to report the progress of the proceedings and the results to the absent Director without delay.

Article 18 (Questionable Items)

If any question arises regarding the application of these rules, the Board of Directors shall consult with the Company.

Article 19 (Abolition)

The revision and abolition of this regulation shall be drafted by the head of the general affairs department and resolved by the Board of Directors.

Supplementary Provisions

Article 1 (Effective date)

This regulation will come into effect on the ● month ● date of 2021.

Attached Table Matters to be discussed at the Board of Directors Meeting

1	Matters related to the General Meeting of Shareholders
1)	Convocation of a General Meeting of Shareholders
2)	Determination of agenda items to be submitted to the General Meeting of Shareholders

2	Matters related to Directors
1)	Appointment and dismissal of President
2)	Appointment and dismissal of Executive Directors with titles
3)	Appointment and dismissal of Executive Directors
4)	Determination of Directors' Responsibilities
5)	Determination of the order of Directors who will act on behalf of the President in the event that the President is unavailable
6)	Approval of competitive transactions between Directors and the Company
7)	Approval of Full-time Directors' Concurrent Positions as Officers of Other Companies
8)	Decision on Reduction of Responsibility of Officers
9)	Appointment and dismissal of Senior Advisors
10)	Establishment, revision and abolition of the Board of Directors Regulations

3	Matters related to the settlement of accounts
1)	Approval of financial statements, etc.
2)	Capitalization of reserves
3)	Determination of interim dividends

4	Matters related to shares, etc.
1)	Establishment of the record date
2)	Election and dismissal of the administrator of the shareholders' register and determination of the place of business for the administrator
3)	Issuance of shares for subscription
4)	Issuance of stock acquisition rights
5)	Acquisition and cancellation of treasury stock or stock acquisition rights
6)	Stock split
7)	Allotment of shares without compensation
8)	Establishment, revision and abolishment of stock handling regulations
9)	Issuance of bonds with stock acquisition rights
10)	Issuance of bonds

5	Matters concerning organization and personnel
1)	Appointment and dismissal of the manager and other important employees
2)	Establishment, revision, and abolition of branch offices and other important organizations
3)	Establishment of a system to ensure that the execution of duties by Directors complies with laws and regulations and the Articles of Incorporation, and other systems specified by the applicable Ordinance of the Ministry of Justice as necessary to ensure the properness of the Company's operations

6	Matters concerning the execution of important business
1)	Disposal and acquisition of important assets
2)	Borrowing of a large amount of money
3)	Large amount of guarantees
4)	Matters concerning the management plan
5)	Approval of the annual budget
6)	Execution and amendment of important contracts
7)	Important business transactions

7	Other Matters
1)	Decisions regarding the filing or responding to important lawsuits and their resolution policies and the appointment or dismissal of attorneys
2)	Matters delegated to the Board of Directors by resolution of the General Meeting of Shareholders
3)	Establishment, revision and abolition of various regulations
4)	Other matters prescribed by laws or the Articles of Incorporation
5)	Other matters deemed necessary by the Board of Directors